SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
American International Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-2592361

(State of incorporation or organization)	(IRS Employer Identification No.)

180 Maiden Lane New York, New York	10038

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:
                                                                                                                                                               (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	New York Stock Exchange, Inc.
Securities to be registered pursuant to Section 12(g) of the Act:
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
     On March 9, 2011, the Board of Directors (the “Board”) of American International Group, Inc. (“AIG”) adopted a Tax Asset Protection Plan (the “Plan”). The purpose of the Plan is to help protect AIG’s ability to recognize certain tax benefits in future periods from net unrealized built-in losses and other tax attributes (the “Tax Benefits”). AIG’s use of the Tax Benefits in the future may be significantly limited if it experiences an “ownership change” for U.S. federal income tax purposes. In general, an ownership change will occur when the percentage of AIG’s ownership (by value) of one or more “5-percent shareholders” (as defined in the Internal Revenue Code of 1986, as amended) has increased by more than 50 percent over the lowest percentage owned by such shareholders at any time during the prior three years (calculated on a rolling basis).
     The Plan is designed to reduce the likelihood that AIG will experience an ownership change by (i) discouraging any person or group from becoming a 4.99 percent shareholder and (ii) discouraging any existing 4.99 percent shareholder from acquiring additional shares of AIG stock. There is no guarantee, however, that the Plan will prevent AIG from experiencing an ownership change.
     In connection with the adoption of the Plan, on March 9, 2011, the Board declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $2.50 per share, of AIG held of record at the close of business on March 18, 2011, or issued thereafter and prior to the Separation Time (as defined in the Plan) and thereafter pursuant to options, warrants and convertible securities outstanding at the Separation Time.
     The Plan (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights is incorporated by reference herein to AIG’s Current Report on Form 8-K, dated March 9, 2011 and is qualified in its entirety by reference to the Plan and such exhibits thereto.

Item 2.	Exhibits.

Exhibit No.	Description
(1)	Tax Asset Protection Plan (incorporated by reference to Exhibit. 4.1 to AIG’s Current Report on Form 8-K, dated March 9, 2011).
(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Plan (incorporated by reference to Exhibit. 4.1 to AIG’s Current Report on Form 8-K, dated March 9, 2011).
(3)	Certificate of Designation and Terms of Participating Preferred Stock (incorporated by reference to Exhibit. 3.1 to AIG’s Current Report on Form 8-K, dated March 9, 2011).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC.

	By:	/s/ Kathleen E. Shannon
Name: Kathleen E. Shannon
Title: Senior Vice President and Deputy General Counsel
Date: March 9, 2011